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FOR IMMEDIATE RELEASE	Dennard Lascar Investor Relations
Rick Black / Ken Dennard
LUB@dennardlascar.com

LUBY’S ANNOUNCES IT WILL PURSUE SALE OF ITS OPERATIONS AND ASSETS AND DISTRIBUTE NET PROCEEDS TO STOCKHOLDERS
Company Provides Update to its Strategic Review Process

HOUSTON, TX - June 3, 2020 – Luby’s, Inc. (NYSE: LUB) today announced it will immediately pursue the sale of its operating divisions and assets, including its real estate assets, and distribute the net proceeds to stockholders after payment of debt and other obligations. During the sale process, certain of the Company’s restaurants will remain open to continue serving our guests.

The decision by the Company’s Board of Directors follows a comprehensive review of the Company’s operations and assets led by a Special Committee of the Board of Directors comprised of independent directors including Gerald Bodzy, Twila Day, Joe McKinney, Gasper Mir, John Morlock, and Randolph Read; Messrs. Bodzy and Read Co-Chaired the Committee. The Special Committee, with the assistance of financial and legal advisors, reviewed a range of strategic alternatives available to the Company with the objective of maximizing stockholder value. The Special Committee recommended this course of action to the full Board of Directors which then approved the Special Committee’s recommendations.

After a careful and thorough review of the Company’s operations (including the impact of COVID-19) and the Company’s strategic options, the Board concluded a monetization process will likely unlock more value more quickly and with greater certainty for the benefit of all Luby’s stockholders than the other alternatives considered by the Special Committee. A number of stockholders have expressed their support for seeking alternatives to continuing operating the Company’s restaurants in their current form in the present environment and this monetization program will seek to accomplish that task in the most efficient manner.

Luby’s will explore a variety of potential transactions, including selling the Company’s operating divisions: Luby’s Cafeteria, Fuddruckers, and Culinary Contract Services, as well as its real estate, or selling the Company in its entirety. Net proceeds obtained from any such transactions, after satisfying the Company’s debt and other obligations, will ultimately be distributed to

Luby’s stockholders. The process will be conducted in a disciplined, expeditious and cost-effective manner which seeks to maximize returns to stockholders. The Company has not established a definitive timeframe for completing this process which most likely will lead to the adoption by the Board of Directors of a formal plan of sale and proceeds distribution followed by an orderly wind down of any remaining operations. Such a plan of sale and proceeds distribution, if adopted by the Board, would require stockholder approval. There can be no assurance such a plan of sale and proceeds distribution will be adopted by the Board or approved by stockholders.

If the Company receives an offer which would result in a sale of the Company in its entirety which, in the view of the Board of Directors, will provide superior value to stockholders in comparison to the value of estimated distributions to stockholders under the contemplated sale of assets scenario, taking into account factors that could affect valuation, including timing and certainty of closing, credit market risks, proposed terms and other factors, the Company will have the ability to pursue such a transaction.

Christopher J. Pappas, Chief Executive Officer and President of Luby’s, said, “We believe that proceeding with this sale process followed by distributions contemplated under a proceeds distribution plan will maximize value for our stockholders, while also preserving the flexibility to pursue a sale of the Company should a compelling offer that delivers superior value be made. This path also provides for the potential to place the restaurant operations with well-capitalized owners moving forward.”

The Company on behalf of the Special Committee has retained Duff & Phelps Securities, LLC to assist it with the sale of Luby’s Cafeteria and Culinary Contract Services and has retained Brookwood Associates LLC to assist it with the sale of Fuddruckers.

The Company noted there can be no assurance one or more sale transactions will result from this process. This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding sales of assets or the Company and the use of proceeds received from such sales.

Forward Looking Statements
Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the effects of the COVID-19 pandemic; the possible inability of the Company to sell itself, its operations or assets on terms deemed to be favorable to the Company or its stockholders; if presented, whether the Company’s stockholders will approve the sale and proceeds distribution plan described above; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q and Current Reports on Form 8-K.